Exhibit 99.1

APPVION, INC. ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR 9.75%

SENIOR SUBORDINATED NOTES DUE 2014, 10.50% SENIOR SECURED NOTES DUE 2015

AND 11.25% SECOND LIEN NOTES DUE 2015

APPLETON, WI — May 31, 2013 — Appvion, Inc. (“Appvion”), formerly Appleton Papers Inc., today announced the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding (i) 9.75% Senior Subordinated Notes due 2014 (CUSIP No. 038101AH4) (the “Senior Subordinated Notes”), (ii) 10.50% Senior Secured Notes due 2015 (CUSIP No. 038101AL5 and U03798AE2) (the “First Lien Notes”) and (iii) 11.25% Second Lien Notes due 2015 (CUSIP No. 038101AK7 and 038101AM3) (the “Second Lien Notes”, and, together with the Senior Subordinated Notes and the First Lien Notes, the “Securities”). The purpose of the Tender Offer is to improve Appvion’s financial position by refinancing its indebtedness outstanding under the Securities.

In conjunction with the Tender Offer, Appvion is soliciting consents (the “Consent Solicitation”) of holders of the First Lien Notes and the Second Lien Notes to effect certain proposed amendments (the “Proposed Amendments”) to (i) the First Lien Notes, and the indenture governing the First Lien Notes dated as of February 8, 2010 (the “First Lien Notes Indenture”) and (ii) the Second Lien Notes, and the indenture governing the Second Lien Notes dated as of September 30, 2009, as supplemented by the First Supplemental Indenture, dated as of January 29, 2010 (the “Second Lien Notes Indenture”, and, together with the First Lien Notes Indenture, the “Indentures”) that, among other things, would eliminate substantially all of the restrictive covenants and certain events of default contained therein, relieve the Company of certain of its obligations relating to merger, consolidation, or sale of assets, release all of the collateral securing the First Lien Notes and the Second Lien Notes and modify certain other related provisions contained in the Indentures. The Consent Solicitation will not amend the Senior Subordinated Notes or the indenture governing the Senior Subordinated Notes dated as of June 11, 2004.

The Tender Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 31, 2013 and the accompanying Letter of Transmittal and Consent (together, the “Offer Documents”), which more fully sets forth the terms and conditions of the Tender Offer and Consent Solicitation.

The Tender Offer will expire at 12:00 midnight, New York City time, on June 27, 2013, unless extended or earlier terminated by Appvion (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”). Holders of First Lien Notes and Second Lien Notes that tender their Securities will be obligated to consent to the Proposed Amendments. Holders may not validly withdraw Securities tendered or validly revoke consents delivered on or prior to the Expiration Time, except as required by law.

Holders that validly tender (and do not validly withdraw) their Securities, and in the case of Holders of the First Lien Notes and the Second Lien Notes, that validly deliver (and do not validly revoke) their consents, at or prior to 5:00 p.m., New York City Time, on June 13, 2013, unless extended or earlier terminated by Appvion (such date and time, as the same may be extended or earlier terminated, the “Early Tender Time”), and whose Securities are accepted for purchase, will be eligible to receive the Total Consideration. The Total Consideration consists of the base purchase price per $1,000 principal amount of Securities accepted for purchase pursuant to the Offer Documents of (i) $951.54 for the Senior Subordinated Notes, (ii) $1,009.68 for the First Lien Notes and (iii) $1,180.00 for the Second Lien Notes (the “Tender Offer Consideration”) and an additional consent payment of $50.00 per $1,000 principal amount of Securities (the “Additional Payment”). Holders that validly tender (and do not validly withdraw) their Securities, and in the case of the Holders of the First Lien Notes and the Second Lien Notes, validly deliver (and do not validly revoke) their consents to the Proposed Amendments, after the Early Tender Time and on or prior to the Expiration Time will be eligible to receive the Tender Offer Consideration, but not the Additional Payment. In addition to the Tender Offer Consideration, all Holders whose Securities are accepted for purchase will receive accrued and unpaid interest (“Accrued Interest”) from the last interest payment date to, but not including, the applicable settlement date.

The Tender Offer and Consent Solicitation is conditioned upon, among other things, (a) the receipt of consents from the holders of at least two-thirds of the aggregate principal amount of the outstanding First Lien Notes and Second Lien Notes (excluding any Securities owned by Appvion or any of its affiliates), (b) receipt of funds from certain refinancing transactions, on terms and conditions acceptable to Appvion, in an amount sufficient to enable Appvion to purchase the tendered Securities, pay the Accrued Interest on the Securities and pay related costs and expenses and (c) certain other conditions, which are described in more detail in the Offer Documents.

Jefferies LLC (“Jefferies”) is acting as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation and i-Deal LLC (“i-Deal”) is acting as the information agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to i-Deal at (888) 593-9546 (toll-free) or (212) 849-3880. Questions regarding the Tender Offer and Consent Solicitation may be directed to Jefferies at (888) 708-5831 (toll-free) or (203) 708-5831 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Consent Solicitation are made solely by means of the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer and Consent Solicitation. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer and Consent Solicitation. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Appvion, the dealer manager and solicitation agent, the information agent, the trustee and collateral agent under the Indentures or any of their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Securities in the Tender Offer or deliver their consent to the Proposed Amendments.

About Appvion, Inc.

Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

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